Exhibit 99.1

IRADIMED Announces Special Cash Dividend of $0.50 Per Share

Orlando, Florida, December 8, 2025 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD), announced that its Board of Directors (the “Board”) approved a special cash dividend of $0.50 per share of the Company’s outstanding common stock. This special cash dividend is payable on December 30, 2025, to stockholders of record at the close of business on December 17, 2025. The Company is a leader in developing innovative magnetic resonance imaging (“MRI”) compatible medical devices and products. The Company produces the only known non-magnetic intravenous (“IV”) infusion pump system and a non-magnetic patient vital signs monitoring system designed for use during MRI procedures.

“One of the Board’s commitments is maximizing returns to our stockholders. With our strong financial results over the years—including 17 consecutive quarters of record revenue—and our ability to generate cash from operations, our cash and cash equivalents balance grew to $56.5 million at the end of the third quarter of 2025. This balance exceeds our needs to support normal operations, which include the transition to our new manufacturing facility, and future investments in the Company, including the commercialization of our next-generation 3870 MRI IV pump, which we believe will drive additional growth in 2026 and beyond. Therefore, the Board determined the best use of this excess cash is to return it to stockholders in the form of a special cash dividend, complementing our regular quarterly dividend program,” said Roger Susi, Chairman, President and Chief Executive Officer of the Company.

The declaration and payment of any future dividends, whether regular quarterly dividends or special dividends, will remain subject to the sole discretion of the Board and will depend upon many factors, including but not limited to the Company’s financial condition, earnings, capital requirements, cash flows, liquidity needs, legal and regulatory requirements, general business conditions, growth opportunities, and other factors that the Board deems relevant. There can be no assurance that the Company will continue to pay regular quarterly dividends or declare any additional special dividends in the future.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in developing innovative MRI compatible medical devices and products. We design, manufacture, market, and distribute MRI-compatible medical devices, accessories, disposables, and related services.

We are the only known provider of a non-magnetic IV infusion pump system specifically designed for safe use during MRI procedures. We were the first to develop an infusion delivery system that effectively eliminates many of the risks and complications associated with MRI procedures. Standard infusion pumps contain magnetic and electronic components that can cause radio-frequency interference and are dangerous to operate near the powerful magnet used in an MRI system. Our patented MRidium® MRI-compatible IV infusion pump system has a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is essential to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system is designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during MRI procedures. The Iradimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, allowing it to operate virtually anywhere in the MRI scanner room. The Iradimed 3880 has a compact, lightweight design, allowing it to travel with the patient from the critical care unit to the MRI and back, increasing patient safety through uninterrupted vital signs monitoring and reducing the time critically ill patients are away from critical care units. The features of the Iradimed 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and an optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The Iradimed 3880 MRI-compatible patient vital signs monitoring system features an easy-to-use design and enables effective communication of patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to the Company’s future prospects, developments and business strategies. In particular, such forward-looking statements include the commercialization of the Company’s next-generation 3870 MRI IV pump that will drive additional growth in 2026 and beyond and the declaration and payment of any future dividends. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, those included in Part II, Item 1A, “Risk Factors” of the Company’s Quarterly Reports on Form 10-Q, and Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as those otherwise described or updated from time to time in our other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

INVESTOR RELATIONS
IRADIMED CORPORATION
(407) 677-8022

InvestorRelations@Iradimed.com